Exhibit 99.1

Supplier Code of Conduct Commitment Letter

Effective date:

To: .. (with its related party, i.e., the “Customer”)

We (“the Supplier”), as a direct or indirect manufacturer or supplier of certain products, raw materials or services, hereby irrevocably agree and undertake to our customers that we shall comply with the minimum standards set out in the following Code of Conduct during the period in which we procure, manufacture promote, sell and dispose of such products or services.

1. Compliance with legal requirements. As the Supplier, we shall fully comply with local laws, rules, governmental orders, and regulatory requirements of the countries or regions in which we conduct business.

2. Employment must be voluntary. The Supplier shall not directly or indirectly use forced labour, including prison labour, bonded labour or other forms of forced labour, in its procurement processes and shall comply with the International Labour Organization Conventions on forced labour (including as amended, supplemented or restated from time to time). The Supplier hereby acknowledges that the Customer will not tolerate Supplier’s trafficking of labour by threat, force, coercion, kidnapping, fraud or exploitation of its employees by any other means. In accordance with relevant applicable laws, all work by employees must be voluntary and employees have the right to leave their jobs and terminate their employment or other work status upon reasonable notice to the employing entity or related personnel. Also, Supplier’s employees are not required to pay any recruitment, hiring, agency or brokerage fees or any other related expenses for their employment in their home country or in the country in which they work. The Supplier must bear or reimburse its employees for the cost of any such expenses incurred at any time during the recruitment process, even if such recruitment process is outside Supplier’s direct control. Upon request by the Customer, all fees and expenses charged to an employee must be disclosed to the Customer and/or communicated to the employee in his/her own language prior to commencing employment, and the Supplier cannot require an employee to hand in a government issued identification, passport, or work permit as a condition of employment. The Supplier may only temporarily hold such documents to the extent reasonably necessary to complete legally valid administrative and immigration formalities for the employee. The Supplier must provide employees with a clear, comprehensible agreement outlining the terms and conditions of their employment in a language and manner that they can understand, and further undertakes to impose obligations on third party labour agencies or intermediaries to comply with the standards and conduct as set out in this Code of Conduct. The Supplier shall monitor recruitment agencies and labour intermediaries and only engage those that comply with moral duties, laws and act in the best interests of employees. The Supplier shall use their best efforts to ensure that recruitment agencies and labour intermediaries comply with this Code of Conduct, as well as with all applicable laws within the country that the employee is from and the country in which they are employed.

3. Employees must be at least 16 years of age. The Supplier cannot employ minors under the age of 16. If a Supplier has employees who are over the age of 16 but under the age of 18, they cannot be required to perform any form of work involving a risk of physical injury and must be provided with the necessary protections at work.

4. Non-discrimination. In accordance with the International Labour Organization Declaration on Fundamental Principles and Rights at Work adopted in 1998, the Supplier shall not discriminate against their employees on the basis of gender, race, religion, age, disability, sexual orientation, pregnancy status, marital status, nationality, political opinion, trade union affiliation, social or ethnic background, or any other aspect of their workforce in which such discrimination is prohibited by the applicable law of the country concerned. Discrimination includes, but is not limited to, the imposition of any unreasonable barriers or restrictions on hiring, compensation, promotion or discipline.

5. Respect right to trade union membership and collective bargaining between labour and management. The Supplier shall respect their employees’ right to become a member of a trade union and engage in collective bargaining between labour and management. Employees shall have the right to form and join trade unions and other labour organisations of their own choosing and shall not be subject to any harassment, interference or reprisal as a result of the foregoing.

6. Pay on time. The Supplier shall pay their employees on time and in an amount that is not below the minimum wage established by law in the country/region where the Supplier is located, and comply with laws and regulations on overtime. The Supplier shall not make punitive deductions from their employees’ salary.

7. No harassment or abuse of employees. The Supplier shall treat their employees with respect and dignity and shall not harass or abuse their employees physically, mentally or verbally.

8. Working hours. The Supplier shall arrange reasonable working hours for employees and comply with local laws and regulations. Prior to commencing employment, agreements on working hours should be reached transparently between employees and the Supplier.

9. Workplace health and safety. The Supplier shall provide a safe, hygienic and healthy workplace and environment, and take necessary precautions to prevent employees from suffering accidents and injuries arising out of or in connection with their work in the course of their services.

10. Minimising environmental impact. The Supplier shall strictly comply with applicable laws and regulations relating to environmental protection (including but not limited to exhaust emissions, solid/hazardous waste and wastewater discharge). The Supplier shall have reasonable measures in place to reduce or mitigate the negative impact of their business activities on the environment, and commit to continuously improve, protect, and maintain the ecological balance.

11. Audit and Supervision. The Supplier acknowledges and agrees that Customer and its designated agents have the right to take all reasonable and necessary steps, with or without prior notice, to inspect and monitor the Supplier’s implementation and compliance with this Code of Conduct. Such measures include, but are not limited to, interviewing its employees/labourers, entering and visiting all of its workplaces, including production facilities or office premises, and reviewing relevant documents and files with or without notice to the Supplier. Upon request by the Customer, the Supplier shall immediately provide supporting documents that prove its compliance with the requirements of this Code of Conduct. The Supplier represents and warrants that the supporting materials it provides are true, accurate, complete and not misleading in demonstrating that it meets the requirements of this Code of Conduct..

12. Remedial Actions. If a Supplier is found to be in breach of this Code of Conduct, the Customer shall have the right, but not the obligation, to negotiate a remediation plan with the Supplier with a view to rectify the breach in a reasonable time period. If the Supplier fails to remedy the breach within a reasonable time period or refuses to do so despite notice from the Customer, the Customer shall have the right to unilaterally cancel the order and/or terminate all business cooperation with such Supplier with immediate effect, and the Customer shall not be liable for any form of breach of contract, tort, or damages as a result of the said cancellation or termination. If the Customer suffers any loss as a result of the Supplier’s breach of this Code of Conduct, the Supplier shall immediately indemnify and hold the Customer harmless from and against all damages (including any sums incurred to recover such damages) upon notice by the Customer. Specifically, the Supplier shall be liable for damages in an amount equal to three (3) times the purchase price paid by the Customer for each and every product produced in violation of this Code of Conduct. Additionally, in the event that the Supplier fails to remedy the breach, the Customer reserves the right to report the outcome of the remediation plan negotiated with the Supplier to regulatory agencies, industry associations and third party auditors.

13. No subcontracting or sub-subcontracting. The Supplier hereby further upholds the previous agreement on subcontracting, sub-subcontracting and commissioning and agrees to the following undertakings: The Supplier guarantees that it shall be responsible for the supply of all raw materials and products bearing the Customer’s trademarks or logos, to the Customer. The Supplier provides raw materials, products bearing the Customer’s trademarks or logos to the Customer shall not, without the Customer’s prior written consent, subcontract to a third party (“Subcontractor”), in whole or in part, all or part of its rights or obligations relating to the production and provision of any products or services under the contract (if any) with the Customer or the documents (if any) promised to the Customer. “)Any such raw materials and products bearing the Customer’s trademarks or logos provided to a Subcontractor for subcontracting, sub-subcontracting or commissioning or otherwise assigning, and any purported such assignment shall be declared null and void. If the Customer consents to the assignment, the Supplier shall notify the Customer in a timely manner (and at the latest within 5 working days after obtaining the Customer’s consent) with the name, address, and postcode of the legal representative or person in charge of the Subcontractor, as well as any other information required by the Customer, and the assignment by the Supplier to the Subcontractor shall be subject to the following prerequisites:

(a) The Supplier shall ensure that the Subcontractor is not authorised to subcontract, sub-subcontract or delegate or otherwise assign the relevant rights and obligations, except with the prior written consent of the Customer;

(b) The Supplier shall make clear to the Subcontractor, and the Subcontractor shall accept, that its supply of the relevant raw materials or products will ultimately be supplied to, and relied upon and used by, the Customer, and that the Customer has the right to hold it directly liable for its behaviour;

(c) The Supplier shall be unlimitedly, jointly and severally liable to the Customer for all acts of the Subcontractor and for all damages and losses caused by the Subcontractor, and shall be further liable to the Customer in accordance with the contract (if any) it has signed with the Customer or the documents (if any) it has promised the Customer;

(d) The Supplier shall at all times ensure that the Subcontractor complies with all provisions of this Code of Conduct, shall audit and monitor the Subcontractor’s implementation and compliance with this Code of Conduct, and provide the Customer with the results of such audits upon request by the Customer.

(e) The Supplier shall make it clear to the Subcontractor, and the Subcontractor shall accept, that the Customer is entitled to carry out the aforementioned audits and supervision of the Subcontractor. The Subcontractor shall cooperate in providing all assistance as the Customer deems necessary to carry out a full audit and supervision of the Subcontractor.

14. Implementation time. This Code of Conduct summarises and highlights the Customer’s requirements for cooperation and compliance for the Supplier, and the above was implemented and enforced prior to the date of execution.

The Supplier hereby expressly acknowledges that it has reviewed and understands the foregoing undertakings in this Code of Conduct and agrees that Customer has the right to disclose this Code of Conduct as required by law, regulation, or regulatory agency, or at the Customer’s sole discretion. The Supplier further agrees that, in order to satisfy the requirements of regulatory bodies, the Supplier may implement other translations of this Code of Conduct as requested by the Customer. In the event of any inconsistency between this Code of Conduct and such translated version, the version accepted by the regulatory agency shall prevail. This Code of Conduct is effective as of the date of this agreement and represents the complete undertakings, representations and warranties of the undersigned with respect to all matters under this Code of Conduct and supersedes, as of its effective date, all prior discussions, descriptions, indications of intent, understandings, or related undertakings, representations and warranties of the undersigned with respect to such matters, whether made orally, in writing or otherwise.